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                                                                     EXHIBIT 99

Company Contact:                       Investor Relations Contact:

Shmuel BenTov, Frank Thoelen           Leon Berman
TACT                                   Makovsky & Company
(212) 979-1010                         (212) 508-9641
sbentov@tact.com                       lberman@makovsky.com
                                       --------------------



                      TACT ANNOUNCES $4.25 MILLION FUNDING
                          BY CURRENT AND NEW INVESTORS

                    Investments Underscore Company's Progress
                     in Transitioning to e-Services Provider

NEW YORK (June 20, 2000) -- The A Consulting Team, Inc. (Nasdaq Symbol: TACX), a leading provider of e-Services to Fortune 1000 clients, announced today that a group of Israeli investors have invested approximately $4.25 million by purchasing an aggregate of 607,141 shares of TACT's common stock at $7.00 per share with warrants to purchase additional shares of TACT's common stock at $13.00 per share. The new investors are closely affiliated with the group of leading Israeli investors who purchased shares of TACT's common stock and warrants for $2,750,000 in March 2000.

"We are extremely pleased by the additional support we have received from our current investors, and we are especially delighted that their enthusiasm has attracted new investors," said Shmuel BenTov, Founder, Chairman, and CEO of TACT. "The combined support of these notable investment groups underscores a continued recognition of TACT's success in rapidly positioning itself as a leading e-Services company, and the interest generated by our recently announced strategy of becoming an accelerator to bring Israeli Internet startups to the United States. Going forward, we are committed to enhancing our leadership as a global e-Services company."

The $4.25 million investment came from four Israeli companies closely associated with previous TACT investors. Arison Investments Ltd., a current TACT shareholder, exercised part of an existing warrant to purchase shares. Two of the three new investors, Eurocom Communications Ltd. and Poalim Capital Markets Technologies, Ltd., are both affiliates of Arison. The fourth investor, Koonras Technologies Ltd., is an affiliate of another existing shareholder of TACT, SFK Group.

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About Our New Investors

Arison Investments, Ltd. is part of Arison Group, one of the largest investment groups in Israel concentrating its core activities on four carefully selected sectors: banking (investment in Bank Hapoalim, the largest bank in Israel); real estate and construction; communications, and high-tech (investments encompass software, communications solutions, medical equipment, biotechnology and electronics).

Poalim Capital Markets is the investment-banking arm of the Bank Hapoalim group, which is controlled by Arison Group.

Eurocom Communications Ltd. is an affiliate of Arison Group and is one of Israel's leading telecommunications holding companies. Eurocom Communications Ltd. is an owner or partner in many of the leading telecommunications players in Israel, among them the Internet service provider Internet Gold.

Koonras Technologies Ltd. is an affiliate of SFK Group, and is one of Israel's largest enterprises and a leader among investment and holding companies.


About TACT

TACT(R) is an end-to-end e-Services provider including web strategy and design, web development and integration, and web application hosting to a broad range of Fortune 1000 companies and other large organizations. In addition, TACT provides its clients with enterprise-wide Information Technology consulting, software and training services and solutions. TACT is a majority owner of T3 Media, Inc. www.t3media.com, an e-business web integrator, holds a minority interest in Always-On, Inc. www.always-on.com, and is the parent of American Catalyst, LLC www.americancatalyst.com. More information about TACT(R) can be found at its web site at www.tact.com.

"Safe Harbor" Statements under the Private Securities Litigation Reform Act of 1995: Statements made in this press release which are not historical facts, including those that refer to TACT plans, beliefs and intentions, are "forward-looking statements" that involve risks and uncertainties. These risks and uncertainties could cause actual results to differ materially from the forward-looking statements, and include, but are not limited to, TACT's ability to scale its


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existing and any new businesses. For a more complete description of the risks that apply to TACT's business, please refer to the Company's filings with the Securities and Exchange Commission. The Company's actual results may differ materially from the results anticipated in these forward-looking statements as a result of certain factors set forth under Risk Factors and elsewhere in the Company's Annual Report on Form 10-K with the Securities and Exchange Commission on March 31, 1999.

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